Exhibit 5.1

May 18, 2023

Ducommun Incorporated

200 Sandpointe Avenue, Suite 700

Santa Ana, CA 92707-5759

Re: Form S-3 Registration Statement (No. 333-268218 )

Ladies and Gentlemen:

We have acted as counsel to Ducommun Incorporated, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the registration statement on Form S-3 (File No. 333-268218) (the “Registration Statement”) filed with the Commission on November 7, 2022, (ii) the base prospectus dated November 17, 2022, forming a part of the Registration Statement (the “Base Prospectus”), (iii) the preliminary prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on May 15, 2023 and (iv) the final prospectus supplement dated May 15, 2023 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on May 17, 2023 (together with the Base Prospectus, the “Prospectus Supplement”) in connection with the offering by the Company of 2,300,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share, covered by the Registration Statement. The Shares are being sold pursuant to an Underwriting Agreement, dated May 15, 2023 (the “Underwriting Agreement”), by and between the Company and Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC and B. Riley Securities, Inc., as the representatives of the underwriters named therein (the “Underwriters”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Prospectus Supplement and (iii) the Underwriting Agreement. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the Underwriting Agreement constitutes the valid and binding obligation of each party thereto (other than the Company) enforceable against each such party in accordance with its terms. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares are delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, as currently in effect. We express no opinion with respect to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on May 18, 2023 and its incorporation by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement included in the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP